Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 11, 2016

among

EVOLUTION PETROLEUM CORPORATION,
as Borrower,

MIDFIRST BANK, as Lender

CREDIT AGREEMENT

CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is entered into as of April 11, 2016, among EVOLUTION PETROLEUM CORPORATION, a Nevada corporation ("Borrower"), and MIDFIRST BANK, a federally chartered savings association ("Lender").

R E C I T A L S

WHEREAS, the Borrower has requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.    DEFINITIONS AND ACCOUNTING TERMS

1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

"Act" has the meaning specified in Section 10.15.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" means this Credit Agreement.

"Applicable Usury Laws" has the meaning specified in Section 10.08.

"Approved Swap Counterparty" means any counterparty to a Swap Contract with Borrower or any Subsidiary approved by Lender, such approval not to be unreasonably withheld; provided, however, that Lender may, by giving reasonable written notice to the Borrower and to the Approved Swap Counterparty, elect to revoke the Approved Swap Counterparty's status as a "Approved Swap Counterparty" for purposes of any Swap Contract entered into beginning on the Business Day following the Borrower's and the Approved Swap Counterparty's receipt of such notice if the Lender has material concerns about such Approved Swap Counterparty’s long or short term financial well-being or creditworthiness. Any such Approved Swap Counterparty must, at the time of the contract, have a minimum debt rating of BBB or Baa2 as determined either by Standard & Poor's Corporation or Moody's Investors Service, Inc. or be otherwise reasonably acceptable to Lender.

"Asset Disposition" means the sale, assignment, lease, license, transfer, exchange or other Disposition by any Loan Party of any oil and gas property included in the Borrowing Base, provided that the sale of the hydrocarbons in the ordinary course of business shall not be deemed to be an Asset Disposition.

"Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of

CREDIT AGREEMENT - Page 1

such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

"Audited Financial Statements" means the most recent fiscal year-end audited consolidated balance sheet of Borrower and its Subsidiaries, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

"Availability Period" means the period from and including the Closing Date to the earliest of
(a) the Maturity Date, (b) the date of termination of the Commitment pursuant to Section 2.05, and (c) the date of termination of the Commitment of Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

"Base Rate Loan" means a Loan that bears interest based on the Prime Rate. "Borrower" has the meaning specified in the introductory paragraph hereto. "Borrowing" means a borrowing consisting of a Loan pursuant to Section 2.01.
"Borrowing Base" means the maximum loan amount that may be supported by the Mineral Interests of the Loan Parties in their oil and gas properties reflected in the most recently delivered Reserve Report, as determined and approved by Lender in accordance with Article IV less Secured Swap Obligations, if any.

"Borrowing Base Deficiency Notice" has the meaning specified in Section 4.06(a).

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

"Cash Collateralize" means, to pledge and deposit with or deliver to Lender, for the benefit of the L/C Issuer or Lender, as collateral for L/C Obligations or obligations of Lender to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Lender and the L/C Issuer agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Lender and the L/C Issuer.

"Cash Collateral" shall have a meaning correlative to the definition "Cash Collateralize" and shall include the proceeds of such cash collateral and other credit support.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

CREDIT AGREEMENT - Page 2

"Closing Date" means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 10.10.

"Code" means the Internal Revenue Code of 1986.

"Collateral" means any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

"Collateral Documents" means all Oil and Gas Mortgages and all other agreements, instruments and documents (other than Treasury Management Agreements) now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Lender in Collateral securing all or part of the Obligations, each in form and substance satisfactory to Lender.

"Commitment" means Lender obligation to (a) make Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the lesser of (x) $50,000,000.00, as such amount may be adjusted from time to time in accordance with this Agreement, or (y) the Borrowing Base as in effect from time to time.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

"Compliance Certificate" means a certificate substantially in the form of Exhibit C.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated Tangible Net Worth" means, as of any date, (a) the shareholders’ equity of the Loan Parties as of the date of determination determined in accordance with GAAP, less (b) the consolidated Intangible Assets of the Loan Parties as of the date of determination. For purposes of this definition.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

"Debt Service" means, for any date of calculation over a fiscal quarterly period, the sum of the monthly principal payments during such quarterly period that would be required to be made in order to amortize the aggregate of the Total Outstandings as determined as of the close of business on the last day of such fiscal quarter divided by five (5) plus the trailing twelve months Fixed Charges.

CREDIT AGREEMENT - Page 3

"Debt Service Coverage Ratio" means, the ratio of (a) Borrower’s trailing twelve month’s EBITDA minus the trailing twelve month’s dividends paid to (b) Debt Service for such trailing twelve month period.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar federal or state debtor relief Laws from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" means a daily interest rate per annum equal to the Prime Rate plus 5% converted to a daily rate on the basis of a year of 360 days, as the case may be, and the rate so determined for each relevant day being applied on the basis of the actual days elapsed (including the first day but excluding the last day) during the period for which interest is payable at the Default Rate, but in no event shall the Default Rate exceed the Maximum Rate.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any Asset Disposition and sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that, solely for purposes of Section 8.05, the terms "Disposition" or "Dispose" shall not include any Investments permitted by Section 8.02 or any Restricted Payments permitted by Section 8.06.

"Dollar" and "$" mean lawful money of the United States.

"EBITDA" means (a) net income of the Borrower and its Subsidiaries for the period in question, plus (b) (to the extent deducted in determining net income) depreciation, amortization, depletion, write- down of oil and gas properties, non-cash ceiling test impairments and other non-cash expenses of the Borrower and its Subsidiaries for such period (including other non-cash stock-based compensation expense, non-cash accretion expense, non-cash income taxes, non-cash charges attributable to the application of ASC 410 - Asset Retirement and Environmental Obligations , ASC 718 - Compensation - Stock Compensation or ASC 815 - Derivative and Hedging), plus (c) (to the extent deducted in determining net income) Fixed Charges and Taxes expenses for such period, less (d) (to the extent added in determining net income) gain on sale of assets and other non-cash income of the Borrower and its Subsidiaries for such period (including non-cash gains attributable to the application of ASC 410, ASC 718 or ASC 815).

"Environmental Laws" means any and all federal, state, and local statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment, including those related to the release of Hazardous Materials into the environment, air emissions and discharges to waste or public sewer systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon
(a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract,

CREDIT AGREEMENT - Page 4

agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and

(o)	of the Code for purposes of provisions relating to Section 412 of the Code).

"Eurodollar Rate" means for each Interest Period with respect to a Eurodollar Rate Loan

(a)the fluctuating rate of interest per annum equal to the ICE Benchmark Administration LIBOR Rate ("ICE LIBOR"), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as selected by Bank from time to time) as determined for each banking day at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the first (1st) day of each month (the “Interest Rate Change Date”) for U.
S. Dollar deposits (for delivery on the first day of such interest period) with a one (1) month term. If such rate is not available on an Interest Rate Change Date for any reason or if the ICE Benchmark Administration is no longer determining such LIBOR Rate, then the rate will be determined by such alternate method as reasonably selected by Bank, and such LIBOR Rate will be adjusted effective on each date of such change in the index, or

(b)if the rate referenced in the preceding clause (a) does not appear on such service or such service shall not be available, the rate per annum equal to the rate determined by Lender to be the offered rate on a page or other service that displays an average ICE Benchmark Administration LIBOR Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of each Interest Period, or

(c)if the rates referenced in the preceding clauses (a) and (b) are not available, Lender shall determine such rate as the average of quotations for three (3) major New York money center banks of whom the Lender shall inquire as the "London Interbank Offered Rate" for deposits in U.S. Dollars at approximately 4:00 p.m. (London time) two Business Days prior to the first day of each Interest Period.

"Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

"Event of Default" has the meaning specified in Section 9.01.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan

CREDIT AGREEMENT - Page 5

Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,
(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 3.03(b)) or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02, amounts with respect to such Taxes were payable either to Lender's assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.02(g) and

(d)	any U.S. federal withholding Taxes imposed under FATCA.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any published intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such published intergovernmental agreement.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender.

“Fixed Charges” means with respect to any period, the actual interest payments on the Indebtedness of the Borrower and its Subsidiaries during such period other than on Indebtedness owed to the Lender plus interest payments on Indebtedness of the Borrower owed to the Lender during such period.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

CREDIT AGREEMENT - Page 6

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"Funded Debt" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Indebtedness in respect of capital leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture or other entity where owners of Equity Interests thereof have liability for the obligations of such entity in which the Borrower or a Subsidiary is a general partner or joint venturer or owner of such Equity Interests, to the extent such Indebtedness is recourse to the Borrower or such Subsidiary.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Gas Balancing Agreement" means any agreement or arrangement whereby any Loan Party, or any other party having an interest in any hydrocarbons to be produced from Mineral Interests in which any Loan Party owns an interest, has a right to take more than its proportionate share of production therefrom.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation,
(iii)to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or

CREDIT AGREEMENT - Page 7

determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

"Guarantor" means each Subsidiary of Borrower that now or hereafter executes a Guaranty pursuant to Section 7.13, and any other Person which subsequently guarantees the payment and performance of the Obligations.

"Guaranty" means each Guaranty made by a Guarantor in favor of Lender, in form and substance satisfactory to Lender.

"Hazardous Materials" means all explosive, radioactive and hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature defined as hazardous or toxic by and regulated pursuant to any Environmental Law.

"Honor Date" has the meaning specified in Section 2.03(c)(i).

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than one hundred twenty (120) days after the date on which such trade account payable was created);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided that, if such indebtedness is non-recourse to such Person, the amount of such indebtedness shall be limited to the fair market value of such property owned or being purchased by such Person securing such indebtedness;

(f)	capital leases and Synthetic Lease Obligations;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

CREDIT AGREEMENT - Page 8

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and

(b)	to the extent not otherwise described in (a) above, Other Taxes.

"Indemnitee" has the meaning specified in Section 10.04(b).

"Intangible Assets" means the amount (to the extent reflected in determining such consolidated shareholder’s equity) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization expenses and other intangible items.

"Interest Expense" means, for any period for which the amount thereof is to be determined, any and all expenses related to interest on Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis.

"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

"Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one month thereafter, as selected by Borrower in its Loan Notice; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person,
(b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but net of any

CREDIT AGREEMENT - Page 9

return of capital (including, without limitation, by way of dividend, distribution on equity or repayment of debt) on such Investment.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

"Issuer Documents" means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

"Laws" means, collectively, all federal, state and local statutes, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"L/C Advance" means Lender's funding of any L/C Borrowing.

"L/C Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"L/C Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

"L/C Fee" has the meaning specified in Section 2.03(i).

"L/C Issuer" means MidFirst Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"L/C Sublimit" means an amount equal to $2,500,000. The L/C Sublimit is part of, and not in addition to, the Commitment.

"Lender" has the meaning specified in the introductory paragraph hereto.

CREDIT AGREEMENT - Page 10

"Lender’s Office" means Lender’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Lender may from time to time notify Borrower.

"Letter of Credit" means any standby letter of credit issued hereunder.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating lease).

"Loan" has the meaning specified in Section 2.01.

"Loan Documents" means this Agreement, the Note, each Issuer Document, each Collateral Document, each Guaranty, and all other documents and instruments executed and/or delivered by any Loan Party in connection with any Loan, together with all renewals, extensions, modifications and amendments from time to time of any such document.

"Loan Notice" means a notice of (a) a Borrowing, or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

"Loan Parties" means, collectively, Borrower, each Guarantor and each Person granting or purporting to grant a Lien pursuant to any Collateral Document.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party but, with respect to any of the circumstances described in clauses (a) and (b) above, only if the adverse effect or change could reasonably be anticipated to involve damage, loss or Indebtedness of $1,000,000 or more.

"Maturity Date" means April 11, 2019; provided however that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

"Maximum Amount" has the meaning specified in Section 10.08.

"Maximum Rate" has the meaning specified in Section 10.23.

"Maximum Total Leverage Ratio" means a ratio of Borrower's (x) Funded Debt as of the last day of such fiscal quarter during the term hereof to (y) its trailing twelve month EBITDA.

"Mineral Interests" means (a) all present and future interests and estates existing under any oil and gas leases including without limitation working interests, royalties, overriding royalties, production payments and net profits interests, (b) all present and future rights in mineral fee interests and rights therein, including without limitation, any reversionary or carried interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization, and pooling arrangements (and all properties covered and units created thereby)

CREDIT AGREEMENT - Page 11

whether arising by contract or operation of Law which now or hereafter include all or any part of the foregoing, and (d) all rights, remedies, powers and privileges with respect to all of the foregoing.

"Mortgaged Properties" means all present and future Mineral Interests of one or more Loan Parties in all oil and gas properties in which such Loan Parties have granted or do hereafter grant a mortgage or Lien to Lender.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Note" means a promissory note made by Borrower in favor of Lender evidencing Loans made by Lender, substantially in the form of Exhibit B, and all renewals, extensions, modifications and amendments thereto, and substitutions therefor.

"Obligations" means, collectively, (i) all advances to and all debts, obligations, liabilities, (including all renewals and extensions thereof, or any part thereof), and all covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, including all obligations of any Loan Party described in Section 10.04 hereof, (ii) all Secured Swap Obligations of any Loan Party with an Approved Swap Counterparty, and (iii) all Treasury Management Obligations of any Loan Party, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof in any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that notwithstanding anything to the contrary herein or any other Loan Document, "Obligations" shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"Oil and Gas Mortgage" has the meaning specified in Section 2.12(a).

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

CREDIT AGREEMENT - Page 12

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 3.03.

"Outstanding Amount" means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Permitted Liens" has the meaning specified in Section 8.01.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Prime Rate" shall mean as of any date, that rate of interest designated, from time to time, as the "Prime Rate" as published in the "Money Rates" section of the most recent edition of The Wall Street Journal, changing when and as said prime rate changes.

"Projected Oil and Gas Production" means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by a Loan Party which are located in the United States and which have attributable to them proved developed producing oil and gas reserves, as such production is projected in the most recent Reserve Report delivered to Lender, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that have not been reflected in such report but that are reflected in a separate or supplemental reports acceptable to Lender.

"Proved Mineral Interest" means, collectively, (i) all Mineral Interests which constitute proved developed producing reserves, (ii) all Mineral Interests which constitute proved developed non-producing reserves, and (iii) all Mineral Interests which constitute proved undeveloped reserves.

"Recipient" means Lender and the L/C Issuer, as applicable.

"Recognized Value" means the value determined by the Lender attributed to the Mineral Interests in the oil and gas properties of the Loan Parties from the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of hydrocarbons from such Mineral Interests and the other standards specified in Section 4.01 hereof.

CREDIT AGREEMENT - Page 13

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.

"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, an L/C Application.

"Required Financial Information" means, with respect to each calendar period or fiscal quarter of the Borrower, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or (b) for such calendar period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by Section 7.02(b) to be delivered with the financial statements described in clause (a) above.

"Required Reserve Value" means eighty percent (80%) of the Recognized Value of all Proved Mineral Interests held by the Loan Parties.

"Reserve Report" means a report in form and substance satisfactory to Lender evaluating the oil and gas reserves attributable to the Mineral Interests of the Loan Parties in all of their oil and gas properties as of each January 1 and July 1 and which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers' opinions with respect to the total volume of reserves (the "available reserves") of hydrocarbons (using the terms or categories "proved developed producing reserves," "proved developed nonproducing reserves" and "proved undeveloped reserves") which Borrower has advised such engineers that the Loan Parties have the right to produce for their own account, (c) set forth such engineers' opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Lender, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers' opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by Lender with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

"Responsible Officer" means the chief executive officer, president, chief financial officer, or treasurer, of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower's stockholders, partners or members (or the equivalent Person thereof).

"Sanctioned Entity" means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/

CREDIT AGREEMENT - Page 14

sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.

"Sanctioned Person" means a person named on the list of Specially Designated Nationals or Blocked    Persons    maintained    by    OFAC    and    available    at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Secured Parties" means, collectively, Lender, L/C Issuer, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Documents, and the successors and assigns of each of the foregoing, and the Treasury Management Parties.

"Secured Swap Obligation" means an amount defined within an intercreditor agreement among the Lender, Borrower and an Approved Swap Counterparty.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

"Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) is greater than the total amount of such Person's liabilities (including contingent liabilities), (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and
(d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Borrower.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward sale of production, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any

CREDIT AGREEMENT - Page 15

options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement and (c) any and all other agreements, contracts or transactions that constitute a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any Swap Contract.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender), as determined by the Borrower in good faith, so long as no Event of Default has occurred and is continuing.

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

"Treasury Management Agreement" means any agreement to provide treasury management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other treasury management arrangements.

"Treasury Management Obligations" means all obligations, indebtedness, and liabilities of Borrower and any Subsidiary arising under any Treasury Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Borrower or any Subsidiary of any proceeding under any Debtor Relief Law naming the Borrower or such Subsidiary as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims in such proceeding.

"Treasury Management Party" means Lender or an Affiliate of Lender, in its capacity as a party to a Treasury Management Agreement.

CREDIT AGREEMENT - Page 16

"Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
"United States" and "U.S." mean the United States of America. "Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i). "Withholding Agent" means any Loan Party and the Lender.

1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and
(vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)For purposes of Section 9.01, a breach of a financial covenant contained in Section 7.12 shall be deemed to have occurred as of the last date of any specified measuring period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to the Lender.

1.03.	Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with

CREDIT AGREEMENT - Page 17

that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and
(ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04.    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06.    Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.    Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each such loan, a "Loan") to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any Borrowing, the Total Outstandings shall not exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.    Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower's irrevocable notice to Lender, which may be given by telephone. Each such notice must be received by Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a

CREDIT AGREEMENT - Page 18

Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.

(b)Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Lender shall make all funds so received available to Borrower either by (i) crediting the account of Borrower on the books of Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) Lender by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings and, second, shall be made available to Borrower as provided above.

(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender, and, during the existence of a Default, the Lender may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.04 in accordance with the terms thereof due to any such conversion.

(d)Lender shall promptly notify Borrower of the interest rate applicable for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Lender shall notify Borrower of any change in Lender’s prime rate used in determining the Prime Rate promptly following the public announcement of such change.

(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than one (1) Interest Periods in effect with respect to Loans.

2.03.	Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreement of the Lender set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lender agrees to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (y) the Total Outstandings shall not exceed the Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have

CREDIT AGREEMENT - Page 19

expired or that have been drawn upon and reimbursed. All existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)	The L/C Issuer shall not issue any Letter of Credit if:

(A)the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Lender has approved such expiry date; provided that any Letter of Credit may, with the consent of the applicable L/C Issuer, be automatically extendable for successive one-year periods (which shall in no event extend beyond the date referred to in this clause (A)) ; or

(B)the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(iii)	The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)     such Letter of Credit is to be denominated in a currency other than Dollars:
(D)    unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)	Procedures for Issuance and Amendment of Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Lender, unless Lender is the L/C Issuer) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the L/C Issuer and Lender not later than 11:00 a.m. at least three Business Days (or such later date and time as Lender and the

CREDIT AGREEMENT - Page 20

L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended;
(B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, Borrower shall furnish to the L/C Issuer and Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Lender may reasonably require.

(ii)    Promptly after receipt of any L/C Application at the address set forth on Schedule 10.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Lender (by telephone or in writing) that Lender has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Lender with a copy thereof. Unless the L/C Issuer has received written notice from Lender or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the amount of such Letter of Credit.

(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower thereof. Not later than 3:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), Borrower shall reimburse the L/C Issuer through Lender in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, the L/C Issuer shall promptly notify Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that

CREDIT AGREEMENT - Page 21

the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available for the account of the L/C Issuer at the Lender’s Office in an amount equal to the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by L/C Issuer, whereupon, subject to the provisions of Section 2.03(c)(iii), Lender shall be deemed to have made a Base Rate Loan to Borrower in such amount. Lender shall remit the funds to the L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, Lender's payment for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such amount shall be solely for the account of the L/C Issuer.

(v)    Lender's obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that Lender's obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If Lender fails to make available for the account of the L/C Issuer any amount required to be paid by Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute Lender's Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to Lender with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations. At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from Lender an L/C Advance in respect of such payment in

CREDIT AGREEMENT - Page 22

accordance with Section 2.03(c), if Lender receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Lender), Lender will apply such Unreimbursed Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by Lender.

(e)Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer. Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to Lender for (i) any action taken

CREDIT AGREEMENT - Page 23

or omitted in connection herewith at the request or with the approval of Lender; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any of its respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)Cash Collateral. If any Event of Default occurs and is continuing, Borrower shall, upon the request of Lender in accordance with Section 9.02(c), immediately Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective without further act of Lender. Section 2.04 sets forth certain additional requirements to deliver Cash Collateral hereunder. Borrower hereby grants to Lender, for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Lender. If Borrower is required to provide Cash Collateral under this Section 2.03(g), such amounts shall be returned to Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h)Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i)L/C Fees. Borrower shall pay to Lender a L/C fee (the "L/C Fee") for the issuance or extension of each standby Letter of Credit equal to two percent (2.00%) times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. L/C Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(j)Conflict with Issuer Documents. In the event of any conflict between the terms of this Agreement and the terms of any Issuer Documents, the terms hereof shall control.

CREDIT AGREEMENT - Page 24

(k)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

2.04.    Prepayments. (a) Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Lender not later than 12:00 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of
$500,000 or a whole multiple of $100,000 in excess thereof; and (iii) Base Rate Loans may be prepaid in any amounts. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, a notice of optional prepayment in connection with a refinancing of the Obligations or the issuance of any other Indebtedness, a change of control or the issuance of Equity Interests may state that such notice is conditioned upon the effectiveness of the consummation of such credit facility, issuance or change of control in which case such notice of prepayment may be revoked by Borrower (by notice to Lender on or prior to the specified date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.04, including with respect to any such amounts arising from the revocation of any notice of prepayment hereunder. Each such prepayment shall be applied to the Loans.

(b)If for any reason (including without limitation those arising from a reduction of the Borrowing Base described in Section 4.01) the Total Outstandings at any time exceed the Commitment then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Commitment then in effect; and provided further, however, that the provisions of Section 4.06 shall control in the event the reason the Total Outstandings exceed the Commitment is due to the redetermination of the Borrowing Base pursuant to Section 4.02 or Section 4.03.

(c)	Borrower may make a prepayment of Loans pursuant to Section 4.06.

2.05.    Termination or Reduction of Commitments and Borrowing Base. (a) Borrower may, upon notice to Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by Lender not later than 12:00 p.m. five
(5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment, and (iv) if, after giving effect to any reduction of the Commitment, the L/C Sublimit exceeds the amount of the Commitments, the L/C Sublimit shall be automatically reduced by the amount of such excess. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

CREDIT AGREEMENT - Page 25

(b) Borrower may, at any time upon notice to Lender, reduce the amount of the unused available portion of the Borrowing Base in a principal amount of $500,000 or a whole multiple of
$100,000 in excess thereof; provided that no such reduction shall reduce the Borrowing Base below the then current amount of Total Outstandings. Any such reduction shall not be permanent. The Borrowing Base may be increased at the next determination date as provided in Article IV.

2.06.    Repayment of Loans. Borrower shall repay to Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date together with a payment of all accrued, but unpaid, interest.

2.07.    Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (1) the Eurodollar Rate plus 275 basis points or (2) the Maximum Rate; and
(ii)each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (1) the Prime Rate plus 100 basis points or (2) the Maximum Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Upon the request of the Lender, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment pursuant to, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08.	Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)Closing Fee. Borrower shall pay to Lender on the Closing Date a non-refundable closing fee in the amount of $50,000.00.

(b)Commitment Fee. Borrower shall pay to Lender, an aggregate commitment fee in an amount per annum equal to 0.25% times the actual daily amount by which the actual Commitment exceeds the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be (i) computed on a

CREDIT AGREEMENT - Page 26

quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears.

2.09.    Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10.    Evidence of Debt. (a) The Credit Extensions made by Lender shall be evidenced by accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of Lender, Borrower shall execute and deliver to Lender a Note, which shall evidence Lender's Loans in addition to such accounts or records. Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), Lender shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by Lender of participations in Letters of Credit.

2.11.    Payments Generally. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender at the Lender’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. All payments received by Lender after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

A notice of Lender to Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.

2.12.	Collateral.

(a)Mortgaged Properties. The payment and performance of the Note and all of the other Obligations shall be secured by a first and superior Lien, subject to Permitted Liens, against the entire Mineral Interest of each Loan Party in the Mortgaged Properties pursuant to the terms of one or more deeds of trust or mortgages (each an "Oil and Gas Mortgage"), in favor of the Secured Party which shall be in form and substance satisfactory to Lender. On or before each determination of the Borrowing Base and at such other times as Lender shall request, the Loan Parties shall mortgage such additional proved producing properties to Lender having aggregate Recognized Values as are necessary to maintain the Required Reserve Value of the Mortgaged Properties securing the Obligations.

(b)Title Assurances. At any time any Loan Party is required to execute and deliver Oil and Gas Mortgages to Lender pursuant to this Section 2.12, such Loan Party shall also deliver to Lender such

CREDIT AGREEMENT - Page 27

opinions of counsel (if such Oil and Gas Mortgage is a form not previously covered by an opinion), abstracts of title, title reports or other title information conducted on behalf of the Borrower with respect to Mineral Interests or other evidence of title as Lender shall deem necessary or appropriate to verify (i) its title to the oil and gas properties which are subject to such Oil and Gas Mortgages, and (ii) the validity and perfection of the Liens created by such Oil and Gas Mortgages.

(c)Concerning Subsidiaries. The payment and performance of the Notes and all of the other Obligations (i) shall be unconditionally guaranteed by each Subsidiary pursuant to a Guaranty which shall be satisfactory in form and substance to Lender, and (ii) shall be secured by a first priority Lien (subject only to Permitted Liens) against those oil and gas properties of such Subsidiaries having a Recognized Value of not less than the Required Reserve Value pursuant to one or more Oil and Gas Mortgages.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.    Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Lender, L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender, the L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of Lender or the L/C Issuer, Borrower will pay to Lender, the L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate Lender, the L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If Lender or the L/C Issuer determines that any Change in Law affecting Lender or the L/C Issuer or the Lender’s Office or Lender's or the L/C Issuer's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender's or the L/C Issuer's capital or on the capital of Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitment or the Loans made by, or participations in Letters of Credit held by, Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which Lender or the L/C Issuer or Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration Lender's or the L/C Issuer's policies and the policies of Lender's or the L/C Issuer's holding company with respect to capital adequacy), then

(c) Law (taking into consideration Lender's or the L/C Issuer's policies and the policies of Lender's or the L/C Issuer's holding company with respect to capital adequacy), then

CREDIT AGREEMENT - Page 28

from time to time Borrower will pay to Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate Lender or the L/C Issuer or Lender's or the L/C Issuer's holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.01 and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of Lender or the L/C Issuer to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of Lender's or the L/C Issuer's right to demand such compensation; provided that Borrower shall not be required to compensate Lender or the L/C Issuer pursuant to this Section 3.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.02.	Taxes.

(a)L/C Issuer. For purposes of this Section 3.02, the term "Lender" includes the L/C Issuer.

(b)Payments Free of Taxes. Any and all payments by or on account of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.02, such Loan Party shall deliver to the

CREDIT AGREEMENT - Page 29

Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)	Status of Lender.

(i)Lender, if it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii)if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to the Borrower at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise

CREDIT AGREEMENT - Page 30

to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party's obligations under this Section 3.02 shall survive termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.03.    Mitigation Obligations. If Lender requests compensation under Section 3.01, or requires Borrower to pay any Indemnified Taxes or additional amounts to it or any Governmental Authority for its account pursuant to Section 3.02, or is unable to make, maintain or fund Eurodollar Rate Loans pursuant to Section 3.05, then Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future, and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.04.    Compensation for Losses. Upon demand of Lender, from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.08;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lender under this Section 3.04, Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.05.    Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower any obligation of Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender prepay or, if applicable, convert all Eurodollar Rate Loans of

CREDIT AGREEMENT - Page 31

Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.06.    Inability to Determine Rates. If Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for the Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for the Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to Lenders of funding such Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.07.    Survival. All of Borrower's obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV. BORROWING BASE

4.01.    Borrowing Base. The Borrowing Base shall represent the Lender’s determination, in its sole discretion, of the maximum loan amount that may be supported by the Mineral Interests of the Loan Parties in their oil and gas properties reflected in the most recently delivered Reserve Report, based upon Lenders' in-house evaluation of such Mineral Interests. The determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by Lender from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserve and production data with respect to the Mineral Interests of the Loan Parties in all of their oil and gas properties, including the Mortgaged Properties, as is provided to Lender in accordance herewith, and (b) such other information as Lender deems appropriate in its discretion, consistent with customary industry practices and which Lender customarily considers in evaluating similar oil and gas credits. Borrower and Lender acknowledge that (i) due to the uncertainties of the oil and gas extraction process, the Mineral Interests of the Loan Parties in their oil and gas properties reflected in the most recently delivered Reserve Report are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (ii) for this reason and the difficulties and expenses involved in liquidating and collecting against the Mortgaged Properties, the determination of the maximum loan amount with respect to the Mineral Interests of the Loan Parties in their oil and gas properties reflected in the most recently delivered Reserve Report contains an equity cushion (market value in excess of loan amount) which Borrower acknowledges to be essential for the adequate protection of Lender. The Borrowing Base shall initially be
$10,000,000.00. Notwithstanding the foregoing to the contrary, in no event shall the Borrowing Base be increased without the the written consent of each party hereto.

4.02.    Periodic Determinations of Borrowing Base. (a) The Borrowing Base shall be redetermined as of May 15 and November 15 of each year. On or before March 1 of each year, Borrower shall furnish Lender a Reserve Report as of the preceding January 1 prepared by an independent reservoir engineer reasonably acceptable to Lender (an “Independent Engineer”) covering the Proved Mineral Interests in all of the oil and gas properties of Borrower, including the Mortgaged Properties and a summary of all commodity Swap Contracts then in existence entered into by any Loan Party (including,

CREDIT AGREEMENT - Page 32

for each commodity Swap Contract, the tenor, volume and fixed price thereof). On or before September 1 of each year beginning in 2016, Borrower shall furnish Lender a Reserve Report as of the preceding July 1 prepared by an Independent Engineer covering the Proved Mineral Interests in all of the oil and gas properties of Borrower, including the Mortgaged Properties and a summary of all commodity Swap Contracts then in existence entered into by any Loan Party (including, for each commodity Swap Contract, the tenor, volume and fixed price thereof). Upon receipt of each such Reserve Report, Lender shall make a determination of the Borrowing Base which shall become effective in accordance with the procedure set forth in Section 4.04 and subsequent written notification from Lender to Borrower, and which, subject to the other provisions of this Agreement shall be the Borrowing Base until the effective date of the next redetermination as provided in this Article IV.

(b) In the event that Borrower does not furnish to Lender a Reserve Report by the dates specified in Section 4.02(a), then Lender may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in its sole discretion until Lender receives the relevant Reserve Report, whereupon Lender shall redetermine the Borrowing Base as otherwise specified in this Article IV.

4.03.    Special Determinations of Borrowing Base. Special determinations of the Borrowing Base may be requested by Borrower not more than one time between determination dates. Lender may redetermine the Borrowing Base at any time. If any special determination is requested by Borrower, it shall be at Borrower's cost and accompanied by engineering data for the oil and gas reserves in all of their oil and gas properties, including the Mortgaged Properties brought forward from the most recent Reserve Report furnished by Borrower to Lender. If any special determination is requested by Lender, Lender will notify Borrower thereof and Borrower will provide Lender with engineering data for the oil and gas reserves included in the Mortgaged Properties updated from the most recent Reserve Report furnished to Lender, as soon as is reasonably possible following the request. The determination whether to increase or decrease the Borrowing Base shall be made in accordance with the standards set forth in Section 4.01 hereof and the procedures set forth in Section 4.04 hereof. In the event of any special determination of the Borrowing Base pursuant to this Section, Lender shall notify Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base, and such new Borrowing Base shall continue until the next Redetermination Date. Lender in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.

4.04.    General Procedures With Respect to Determination of Borrowing Base. The Borrowing Base shall be determined by Lender as of May 15 and November 15 of each year until the Maturity Date. Lender shall act in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and will otherwise act in its sole discretion . Further, Lender may consider such other credit factors as it deems appropriate which are consistent with its normal and customary procedures for evaluating oil and gas reserves. Without limiting the foregoing, Lender may exclude any oil and gas reserves or portion of production therefrom or any income from any other property from the Borrowing Base, at any time, because title information is not satisfactory in all material respects.

4.05.	[INTENTIONALLY OMITTED]

4.06.	Borrowing Base Deficiency.

(a)If the Total Outstandings exceed the amount of the Borrowing Base because of a periodic or special determination made pursuant to Section 4.02 or Section 4.03 hereof, then Lender shall notify Borrower of the same (a "Borrowing Base Deficiency Notice"), and Borrower shall within thirty (30) days, unless such longer period of time is consented to by Lender in its sole discretion, following receipt

CREDIT AGREEMENT - Page 33

of such Borrowing Base Deficiency Notice elect whether to (i) prepay an amount which would, if prepaid immediately, reduce the Total Outstandings to the amount of the Borrowing Base, (ii) mortgage (or cause a Guarantor to mortgage) such other oil and gas properties as are acceptable to Lender, pursuant to security documents reasonably acceptable to Lender having present values which, in the opinion of Lender, based upon Lender's evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Total Outstandings, or (iii) do any combination of the foregoing. If Borrower fails to make an election within thirty (30) days after Borrower's receipt of the Borrowing Base Deficiency Notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (i) above.

(b)Borrower shall deliver such prepayments or mortgages of additional oil and gas properties in accordance with its election (or deemed election) pursuant to Section 4.06(a) as follows:

(i)Prepayment Elections. If Borrower elects (or is deemed to have elected) to prepay an amount in accordance with Section 4.06(a)(i) above, then Borrower may make such prepayment in one installment within fifteen (15) days after Borrower's receipt of the Borrowing Base Deficiency Notice or in five (5) equal consecutive monthly installments beginning within fifteen (15) days after Borrower's receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter, provided that the aggregate amount of the remaining installments may be prepaid in full at any time. Prepayments permitted or required under this Section 4.06 shall be without premium or penalty.

(ii)Elections to Mortgage Additional Oil and Gas Properties. If Borrower elects to mortgage additional oil and gas properties in accordance with Section 4.06(a)(ii) above, then (1) such property shall be acceptable to Lender with values determined by Lender in accordance with this Article IV and (2) Borrower or such Guarantor shall execute, acknowledge and deliver to Lender security instruments acceptable to Lender within fifteen (15) days after Borrower's receipt of the Borrowing Base Deficiency Notice; provided, however, that (x) if none of the additional oil and gas properties offered by Borrower are acceptable to Lender, Borrower shall be deemed to have elected the prepayment option specified in Section 4.06(a)(i) (and Borrower shall make such prepayment in accordance with Section 4.06(b)(i)); and (y) if the aggregate present values of additional oil and gas properties which are acceptable to Lender are insufficient to eliminate the Borrowing Base deficiency, then Borrower shall be deemed to have selected the option specified in Section 4.06(a)(iii) (and Borrower shall make prepayment and deliver security instruments as provided in Section 4.06(b)(iii)).

(iii)Combination Elections. If Borrower elects (or is deemed to have elected) to eliminate the Borrowing Base deficiency by a combination of prepayment and mortgaging of additional oil and gas properties in accordance with Section 4.06(a)(iii), then within fifteen (15) days after Borrower's receipt of the Borrowing Base Deficiency Notice, Borrower shall (or shall cause a Guarantor to) execute, acknowledge and deliver to Lender security instruments acceptable to Lender covering such additional oil and gas properties and pay Lender the amount by which the Borrowing Base deficiency exceeds the present values of such additional oil and gas properties in one installment within thirty (30) days after Borrower's receipt of the Borrowing Base Deficiency Notice or in five (5) equal consecutive monthly installments beginning within thirty (30) days after Borrower's receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter.

4.7.    Mortgage of Additional Properties. Borrower may from time to time upon written notice to Lender propose to add oil and gas properties of Borrower or any other Loan Party as Mortgaged Properties to be included in the Borrowing Base. Any such proposal shall be accompanied by a Reserve

CREDIT AGREEMENT - Page 34

Report applicable to such properties that conforms with the requirements of this Agreement and evidence sufficient to establish that Borrower or such other Loan Party, as applicable, has title to such properties. Any such addition shall become effective at such time as (i) Lender has made a determination of the amount by which the Borrowing Base would be increased as the result of such addition, (ii) the conditions set out in Article IV hereof, to the extent they are applicable to such additional properties, have been satisfied, (iii) Oil and Gas Mortgages duly executed by the applicable Loan Party have been delivered to Lender, and (iv) arrangements satisfactory to Lender have been made with respect to payment of recording fees and taxes, as applicable. In determining the increase in the Borrowing Base pursuant to this Section 4.07, Lender shall apply the parameters and other credit factors set forth in this Article IV. A proposal by Borrower pursuant to this Section 4.07 shall constitute a request for a special determination of the Borrowing Base for purposes of Section 4.03.

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01.    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:

(i)executed counterparts of this Agreement, sufficient in number for distribution to Lender and Borrower;

(ii)	executed counterparts of all Collateral Documents and each Guaranty;

(iii)	the Note executed by Borrower in favor of Lender;

(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)such documents and certifications as Lender may require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)a favorable opinion of counsel to the Loan Parties acceptable to Lender addressed to Lender, as to such matters concerning the Loan Parties and the Loan Documents as Lender may reasonably request and in form and substance satisfactory to Lender;

(vii)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

CREDIT AGREEMENT - Page 35

(viii)a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2015, the date of the most recent financial statements of Borrower furnished to Lender, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)evidence that all insurance required to be maintained by Section 7.07 hereof has been obtained and is in effect;

(x)such other assurances, certificates, documents, consents or opinions as Lender or the L/C Issuer may require.

(b)	Any fees required to be paid on or before the Closing Date shall have been paid.

(c)Unless waived by Lender, Borrower shall have paid all fees, charges and disbursements of counsel to Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender).

(d)Lender and its counsel shall have completed, to its satisfaction, a review of Borrower's abstracts of title, title reports or other title information conducted on behalf of the Borrower with respect to the Mineral Interests.

5.02.    Conditions to all Credit Extensions. The obligation of Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)Borrower shall have provided Lender with an update to the title report prepared by Walter C. Dunn on May 14, 2015 together with any additional information required by Lender to update or complete, if deemed necessary by Lender, any legal descriptions.

(b)The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(c)No Default or Material Adverse Effect shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(d)Lender and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

CREDIT AGREEMENT - Page 36

(e)Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates or consents related to the foregoing as Lender may reasonably and timely require.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

6.01.    Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) if an entity, is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) if an entity, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate, limited liability company or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except Permitted Liens) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the case of clauses (b) and (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.03.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) the recording and filing of the security instruments as required by this Agreement, (ii) those third party approvals or consents, which, if not made or obtained, would not cause a Default hereunder, and would not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, and (iii) those consents, approvals or filings that are customarily obtained after the closing of an acquisition of Mineral Interests.

6.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

CREDIT AGREEMENT - Page 37

6.05.    Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The unaudited consolidated balance sheets of Borrower and its Subsidiaries dated December 31, 2015, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.06.    Litigation. Except as specifically disclosed in Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, in each case that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, of the matters described on Schedule 6.06.

6.07.    No Default. No Loan Party is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08.    Ownership of Property; Liens. Each Loan Party (i) has good record and defensible title to the Mineral Interests evaluated in the most recently delivered Reserve Report that are included in the determination of the Borrowing Base, except for Permitted Liens, and (ii) good title to, or valid leaseholds or licenses in, the personal property used in the ordinary conduct of its business, except, in each case, for such defects in title or validity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party is subject to no Liens, other than Permitted Liens.

6.09.    Environmental Compliance. Borrower and its Subsidiaries have conducted in the ordinary course of business a review of the effect of existing Environmental Laws and written claims which it has received alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10.    Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts (after giving effect to

CREDIT AGREEMENT - Page 38

any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. As to all Buildings (as defined in the applicable Flood Insurance Regulations) included as Collateral located on any real property in a special flood hazard area,
(i) the Lender has received (x) such flood hazard determination forms, notices and confirmations thereof, and effective flood hazard insurance policies required pursuant to Section 7.07, (ii) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (iii) except as Borrower has previously given written notice thereof to the Lender, to Borrower's knowledge there has been no redesignation of any property into or out of special flood hazard area.

6.11.    Taxes. The Loan Parties have filed all material federal, state and other material tax returns and reports required to be filed, and have paid all material federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Borrower is not aware of any proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

6.12.    ERISA Compliance. Neither the Borrower nor any ERISA Affiliate maintains or has an obligation to contribute to a Pension Plan or a Multiemployer Plan..

6.13.    Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable (except for such Equity Interests consisting of partnership interests and membership interests) and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens except for Permitted Liens. As of the Closing Date, Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13, and other Equity Interests in an aggregate amount not in excess of $1,000,000. As of the Closing Date, the owners of the partnership interests of Borrower are set forth on Part (c) of Schedule 6.13.

6.14.    Margin Regulations; Investment Company Act. (a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Borrower or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

6.15.    Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (in the case of agreements, if violated). No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected information, Borrower represents only that such information was prepared in good faith based upon assumptions or estimates believed to be reasonable at the time.

CREDIT AGREEMENT - Page 39

6.16.    Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.17.    Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18.    Rights in Collateral; Priority of Liens. Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens except Permitted Liens. Upon the proper filing of the Oil and Gas Mortgages and UCC financing statements, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first priority (except with respect to any Permitted Liens) and perfected Liens on the Collateral (to the extent a Lien thereon can be perfected by the filing of mortgages or UCC financing statements) in favor of Lender.

6.19.    Concerning the Collateral. The Mortgaged Properties are described in and covered by the Reserve Reports which have previously been delivered to and relied upon by Lender in connection with this Agreement, and the applicable Loan Party owns at least the decimal percentage Mineral Interest in such properties as specified in such Reserve Reports. Borrower has provided Lender with abstracts of title, title reports or other title information conducted on behalf of the Borrower reflecting title to the Mineral Interests of the Loan Parties in those Mortgaged Properties which represent at least the Required Reserve Value of the Loan Parties' Mineral Interests in those Mortgaged Properties included in the Borrowing Base.

6.20.    Swap Contract. Except as set forth on Schedule 6.20, no Loan Party is, as of the Closing Date, a party or subject to any executory contract pursuant to a Swap Contract.

6.21.    Engineering Reports. Each Loan Party executing an Oil and Gas Mortgage owns or will own the net interest and production attributable to the wells and units evaluated in each Reserve Report it has previously furnished to Lender, except such as may result from customary provisions of operating agreements requiring parties thereto to pay the share of costs of a defaulting party of allowing for the acquisition of the interests of any nonparticipating parties. The ownership of such properties shall not in the aggregate in any material respect obligate such Loan Party to bear costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interests of such properties as shown in such Reserve Reports previously furnished to Lender. Each Loan Party executing an Oil and Gas Mortgage has paid all royalties which have become payable under the oil and gas leases to which it is an operator, except to those contested in good faith by appropriate proceedings. Upon delivery of each Reserve Report furnished to Lender pursuant to Section

CREDIT AGREEMENT - Page 40

7.02(d) hereof, the statements made in the preceding sentences of this Section 6.21 shall be true with respect to such Reserve Reports.

6.22.    Borrower has provided Lender with abstracts of title, title reports or other title information conducted on behalf of the Borrower reflecting title to the Mineral Interests of the Loan Parties in those Mortgaged Properties which represent at least the Required Reserve Value of the Loan Parties' Mineral Interests in those Mortgaged Properties included in the Borrowing Base.

6.23.    Tax Shelter Regulations. Borrower does not intend to treat Loans and/or Letters of Credit as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Lender thereof. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records required by such Treasury Regulation.

6.24.	OFAC. No Loan Party nor any Affiliate of a Loan Party: (a) is a Sanctioned Person,
(b) owns assets in Sanctioned Entities, or (c) derives its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. None of the proceeds of any Loan will be used or have been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

6.25.    Solvency. Borrower is Solvent. Borrower is, together with its Subsidiaries on a consolidated basis, Solvent.

ARTICLE VII. AFFIRMATIVE COVENANTS

So long as Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Obligations under Treasury Management Agreements, and contingent indemnification obligations under the Loan Documents) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, and 7.03) cause each Subsidiary to:

7.01.    Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:

(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant firm of nationally recognized standing acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)as soon as available, but in any event within sixty (60) days after the end of each fiscal quarter of each fiscal year of Borrower (excluding the last fiscal quarter of Borrower's fiscal year), a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the

CREDIT AGREEMENT - Page 41

corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year- end audit adjustments and the absence of footnotes.

7.02.	Certificates; Other Information. Deliver to Lender, in form and detail satisfactory to Lender:

(a)    concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(c)    promptly after any request by Lender, copies of any material detailed audit reports, material management letters or material recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d)    (i) on or before March 1 of each year, a Reserve Report prepared by independent reservoir engineers acceptable to Lender effective as of the preceding January 1, (ii) on or before September 1 of each year, a Reserve Report effective as of the preceding July 1 and prepared by Borrower's independent petroleum engineering firm valuing the Mineral Properties utilizing economic and pricing parameters used by the Lender as established from time to time, together with such other information, reports and data concerning the value of Mineral Properties as the Lender shall deem reasonably necessary to determine the value of such Mineral Properties certified by the President or other Responsible Officer, and (iii) with each Reserve Report, a schedule comparing the net revenue interests of each well, lease or unit mortgaged to Lender as reflected on each applicable Collateral Document, to the net revenue interests for such properties reflected in the Reserve Report, along with an explanation as to any material discrepancies between the two net revenue interest disclosures;

(e)    promptly after the furnishing thereof, copies of any material formal statement or material report furnished to any holder of debt securities to the extent such debt securities are in an amount exceeding $1,000,000 of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(f)    promptly after requested, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or this Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower's behalf on an Internet or intranet website, if any, to which Lender has access (whether the SEC website, a commercial, third-party website or website sponsored by the Lender); provided that: (i) Borrower shall deliver paper copies of such documents to the Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (ii) Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to

CREDIT AGREEMENT - Page 42

the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Lender. Except for such Compliance Certificates, the Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03.	Notices. Promptly notify Lender:

(a)of the occurrence of any Default;

(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including, if applicable, (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; and

(c)of any material change in accounting policies or financial reporting practices by any Loan Party, other than as required by GAAP.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04.    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property.

7.05.    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05, or to the extent failure to do so with respect to any Subsidiary that is not a Guarantor would not reasonably be expected to have a Material Adverse Effect;
(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

7.06.    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

CREDIT AGREEMENT - Page 43

7.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons; and (b) use its commercially reasonable efforts to cause the operator of its oil and gas properties to keep its oil and gas properties insured at all times against risks and to the extent that like properties are customarily insured by other operators engaged in the same or similar activities. All such insurance policies maintained by the Loan Parties (but not those provided by other operators) shall (1) provide that Lender shall receive from Borrower prompt notice of any claims filed thereunder in an amount greater than $1,000,000; and contain a standard mortgagee clause in favor of Lender with loss payable for all claims in excess of
$500,000 to Lender; and (3) provide that the issuing insurer will endeavor to provide thirty (30) days' notice (or ten (10) days' notice with respect to non-payment of premiums) of any adverse alteration or cancellation thereof. Borrower shall deliver to Lender certificates of insurance on the Closing Date and thereafter as and when requested by Lender (but not more often than two times per year unless an Event of Default exists). Without limiting the foregoing, Borrower shall and shall cause each appropriate Loan Party to (i) maintain, if available, fully paid flood hazard insurance on all Buildings (as defined in the applicable Flood Insurance Regulations) included as Collateral located on any real property that is located in a special flood hazard area, on such terms and in such amounts as required by the applicable Flood Insurance Regulations, (ii) upon Lender’s reasonable request furnish to Lender evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to Lender, upon Borrower's knowledge, prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

7.10 Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower with respect to inspections by Lender and at the expense of the Lender with respect to inspections by Lender, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice. Except when an Event of Default exists, an executive officer of Borrower shall be given reasonable advance notice and an opportunity to be present during any such inspection and any meeting or conference with Borrower's independent public accountants. With respect to properties or wells not operated by a Loan Party, Borrower's obligation shall be limited to making reasonable efforts to provide such access subject to Contractual Obligations applicable to Loan Parties related to such access by Loan Parties or their representatives.

CREDIT AGREEMENT - Page 44

7.11.    Use of Proceeds. Use the proceeds of Loans solely (a) to fund Borrower’s drilling program, (b) to acquire oil and gas properties, (c) to finance new growth/development of Borrower’s oil and gas exploration activities, (d) to provide funds for “NGL” plant capital expenditures, (e) to provide letters of credit related to any permitted use and (f) for other general corporate purposes of Borrower and its Subsidiaries. It is understood and agreed that for the purposes of (e) and (f), the use of proceeds for such uses shall be limited to $2,500,000.00 in the aggregate.

7.12.    Financial Covenants. Each of the financial covenants set forth below will be measured on a quarterly basis beginning with the quarter ending June 30, 2016.

(a)Maximum Total Leverage Ratio. Maintain, as of last day of each fiscal quarter, on a consolidated basis a Maximum Total Leverage Ratio not more than 3.00 to 1.00.

(b)Debt Service Coverage Ratio. Maintain, as of last day of each fiscal quarter, on a consolidated basis a Debt Service Coverage Ratio of not less than 1.10 to 1.00.

(c)Consolidated Tangible Net Worth. Maintain, as of last day of each fiscal quarter, a Consolidated Tangible Net Worth of not less than $40,000,000.00.

7.13.    Additional Subsidiaries. Notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause such Person to
(a)comply with the provisions of Section 2.12, and (b) deliver to Lender documents of the types referred to in clauses (iv) and (v) of Section 5.01(a) and, if requested by Lender, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Lender.

7.14.    Collateral Records. Execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as Lender may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Loan Party, however, to promptly give Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

7.15.    Operating Accounts. Borrower shall transfer to Lender and/or open and maintain continuously during the term hereof its primary operating accounts pertaining to its properties within ninety (90) days of the Closing Date.

7.16.    Further Assurances. Make, execute or endorse, acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, assignments, financing statements or other assurances, and take any and all such other actions as Lender may from time to time reasonably deem necessary or appropriate and reasonably request from Borrower in connection with this Agreement or any of the other Loan Documents (i) to cure any defects in the creation of the Loan Documents, or (ii) to evidence further or more fully describe, perfect or realize on the collateral intended as security, or (iii) to correct any omissions in the Loan Documents, or (iv) to state more fully the security for the Obligations, or (v) to perfect, protect or preserve any liens pursuant to any of the Loan Documents. Without limiting the foregoing, if reasonably requested by Lender, Borrower shall deliver to Lender abstracts of title, title reports or other title information conducted on behalf of the Borrower with respect to the Mineral Interests and/or other title information and data acceptable to Lender covering not less than the Required

CREDIT AGREEMENT - Page 45

Reserve Value of those Mortgaged Properties included in the Borrowing Base, reflecting title to the Mineral Interests of the Loan Parties in such Mortgaged Properties which is acceptable to Lender.

7.17.    ERISA Compliance. Neither Borrower nor any ERISA Affiliate will maintain or have any obligation to contribute to a Pension Plan or a Multiemployer Plan.

ARTICLE VIII. NEGATIVE COVENANTS

So long as Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Obligations under Treasury Management Agreements, and contingent indemnification obligations under the Loan Documents) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower agrees that it shall not, and, as applicable, shall not permit any Subsidiary to, directly or indirectly:

8.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the "Permitted Liens"):

(a)Liens securing the Obligations pursuant to any Loan Document;

(b)Liens existing on the date hereof and listed on Schedule 8.01 and any renewals, replacements or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord’s, operator's or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, surface leases and other similar rights in respect of surface operations, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and are customary and usual in the oil and gas industry, and which do not in any case materially detract from the value or operation of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

CREDIT AGREEMENT - Page 46

(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(i)contracts, agreements, lease provisions, defects and irregularities which were in effect when the properties were acquired and which were not such as to materially interfere with the operation, value or use thereof;

(j)royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which are granted in the ordinary course of business in the oil and gas industry and which are deducted in the calculation of discounted present value in the Reserve Reports delivered to Lender hereunder;

(k)sale contracts, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (j) immediately preceding) deprive Borrower of any material right in respect of Borrower's assets or properties;

(l)Gas Balancing Agreements; provided that the amount of all gas imbalances known to any Responsible Officer of a Loan Party and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to the Lender hereunder;

(m)	Liens to secure plugging and abandonment obligations;

(n)	Liens expressly permitted by the Collateral Documents;

(o)Liens arising from Uniform Commercial Code financing statements that are solely precautionary regarding permitted leases and cover only the assets thus leased;

(p)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business, provided that such transactions are otherwise permitted hereunder;

(q)Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries under escrow or similar arrangements in connection with any letter of intent or purchase agreement permitted hereunder;

(r)Liens consisting of an agreement to dispose of any asset, provided that such disposition would be permitted hereunder and such Lien solely attaches to such asset; and

(s)Liens securing the obligations arising under any Swap Contract with an Approved Swap Counterparty.

8.02.	Investments. Make any Investments, except:

(a)Investments held by Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments

CREDIT AGREEMENT - Page 47

received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(c)	Guarantees permitted by Section 8.03;

(d)Investments consisting of (i) temporary investments in securities of the United States having maturities not in excess of one (1) year, (ii) certificates of deposit issued by Lender, (iii) readily marketable commercial paper rated "A-1" by Standard & Poor's Corporation (or similar rating by any similar organization which rates commercial paper), (iv) readily marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment a credit rating of at least AA by Standard & Poor's Corporation due within one year from the acquisition thereof, (v) repurchase agreements with respect to the investments referred to in the preceding clauses with any bank or trust company organized under the Laws of the United States of America or any state thereof and having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor's Corporation, (vi) eurodollar time accounts or eurodollar certificates of deposit each with banker's acceptances of any bank or trust company organized under the Laws of the United States of America or any state thereof having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor's Corporation, (vii) investments in money market funds if 95% or more of the assets of such funds are invested in other categories of investments permitted by this Section 8.02(d) and (viii) such other Investments as may be approved by Lender;

(e)Investments in direct ownership interests (by asset or equity) in additional Mineral Interests, wells, gas gathering systems or other field facilities, seismic data and surveys, in each case related to such additional Mineral Interests or wells or to existing Mineral Interests or wells, or related to farm-out, farm-in, participation agreements, joint operating agreements, joint venture or area of mutual interest agreements or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America or Canada;

(f)Investments received as consideration for Asset Dispositions to the extent permitted under Section 8.05; and

(g)any other Investments in addition to those permitted by clauses (a) through (f) immediately preceding not to exceed $2,500,000 in the aggregate at any one time outstanding.

8.03.	Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

(b)Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan

CREDIT AGREEMENT - Page 48

Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary;

(d)obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under a Swap Contract with an Approved Swap Counterparty, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)(i) other secured or unsecured Indebtedness in addition to that permitted by clauses (a) through (d) immediately preceding in an aggregate principal amount not to exceed, at any one time outstanding, $1,000,000 and (ii) other unsecured Indebtedness in addition to that permitted by clauses (a) through (d) immediately preceding in an aggregate principal amount not to exceed, at any one time outstanding, 2% of the net worth of Borrower measured at the time of incurrence and based upon the most recent financial statement furnished to Lender pursuant to Section 7.01;

(f)Indebtedness associated with performance bonds, bid bonds and other obligations of a like nature incurred in the ordinary course of business; and

(g)	endorsements of negotiable instruments for collection in the ordinary course of business.

8.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be Borrower or a wholly-owned Subsidiary.

8.05.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Dispositions of obsolete, uneconomic or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)Dispositions of inventory (including hydrocarbons) and sales or licenses of seismic data, in each case, in the ordinary course of business;

CREDIT AGREEMENT - Page 49

(c)Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement equipment;

(d)	Dispositions of property by any Subsidiary to Borrower;

(e)	Dispositions permitted by Section 8.04;

(f)Sales of hydrocarbons in the ordinary course of business; provided, however, the sale of all or any material portion of the Borrower's assets shall not be considered "in the ordinary course of business";

(g)Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over each Loan Party's Mineral Interests in its oil and gas properties; and

(h)Dispositions (i) in connection with farm-outs participation or other similar agreements in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection therewith; (ii) of leases or other Mineral Interests not to exceed $100,000,000 in the aggregate but not to exceed, under any circumstances, fifteen percent (15%) of the value of the proved, developed, producing reserves attributable to Borrower's Mineral Interests; and (iii) of midstream assets not comprising Borrowing Base properties.

provided, however, that (1) any Disposition pursuant to clauses (f) and (h) shall be for fair market value, and (2) no Disposition pursuant to clause (e) may be made if a Default shall exist or would result from such Disposition.

8.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so to the extent a Default shall have occurred and be continuing at the time of any Restricted Payment or a Default would result therefrom.

8.07.	Swap Contracts. Enter into any Swap Contract, except:

(a)Commodity Contracts. Contracts entered into with the purpose and effect of mitigating the risk of fluctuations in the price of oil, gas and natural gas liquids expected to be produced, provided that at all times (1) no such contract fixes a price for a term of more than 36 months; (2) the aggregate monthly production covered by all such contracts (as determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Lender and without duplication of volumes for volumes puts or calls and basis differential Swap Contracts) for any single month does not in the aggregate exceed 80% of the aggregate Projected Oil and Gas Production from total proved and producing reserves anticipated to be sold in the ordinary course of business for such month, provided that to the extent that Borrower has provided a production forecast covering such period, the aggregate monthly production covered by all such contracts (as determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Lender) for any single month for the immediately following two full calendar years may equal but not in the aggregate exceed 80% of forecasted production; (3) to the extent that the aggregate quarterly production covered by all such contracts (as determined, in the case of contracts that are not settled on a quarterly basis, by a quarterly proration acceptable to Lender) for any single fiscal quarter exceeds aggregate actual production for such fiscal quarter, Borrower shall terminate, unwind or modify sufficient Swap Contracts within 30 days of becoming aware thereof to reasonably assure that the aggregate quarterly production covered by all such remaining Swap Contracts will not exceed actual production for the remaining tenor of such Swap

CREDIT AGREEMENT - Page 50

Contracts; (4) no such contract requires the applicable Loan Party to put up money, assets, or other security (other than Letters of Credit), other than as permitted by Sections 8.01(j) or (s), against the event of its nonperformance prior to actual default by such Loan Party in performing its obligations thereunder unless an acceptable intercreditor agreement is executed in connection therewith; and (5) each such contract is with an Approved Swap Counterparty. It is understood and agreed that in the event a swap trade is made with a swap provider that is not an Approved Swap Counterparty, such trade is not and shall not be secured with any assets of the Borrower.

(b)Interest Rate Contracts. Contracts entered into by Borrower with the purpose and effect of fixing interest rates on a principal amount of indebtedness of Borrower that is accruing interest at a variable rate, provided that (1) the aggregate notional amount of such contracts never exceeds 50% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest swap contracts to declining principal balances, (2) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (3) no such contract requires Borrower to put up money, assets, or other security (other than Letters of Credit), other than as permitted by Section 8.01(j) or (s), against the event of its nonperformance prior to actual default by Borrower in performing its obligations thereunder, and (4) each such contract is with (i) Lender or an Affiliate of a Lender or (ii) an unsecured counterparty who at the time of the contract maintains a minimum debt rating of BBB or Baa2 as determined either by Standard & Poor's Corporation or Moody's Investors Service, Inc. and is otherwise acceptable to Lender.

8.08.    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.09.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate. It is understood that reasonable and customary fees paid to members of the board of directors (or comparable governing body) of the Borrower or the Loan Parties, or compensation arrangements for directors (or the members of the comparable governing body), officers and other employees of the Borrower or the Loan Parties entered into in the ordinary course of business do not violate this provision.

8.10.    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, in each case other than (1) contractual encumbrances or restrictions under any agreements related to any Lien permitted by Section 8.01 (solely with respect to the property subject to such Lien) or any Indebtedness permitted by Section 8.03, (2) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (3) any restriction imposed on a Subsidiary pursuant to an agreement, permitted hereunder, entered into for the sale or Disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or Disposition, (4) customary provisions relating to leases or licenses of intellectual property or other assets, (5) customary provisions restricting assignment of contracts, and (6) any agreement in effect at the time a Person becomes a Subsidiary, provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary; or (b) requires the grant of a Lien (except Permitted Liens) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that the foregoing shall

CREDIT AGREEMENT - Page 51

not apply to any Contractual Obligation entered into in connection with the issuance of unsecured Indebtedness permitted under clause (e) of Section 8.03.

8.11.    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.12.    Accounting Changes. Make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01.    Events of Default. Any of the following shall constitute an "Event of Default":

(a)Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or
(iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01, 7.02, 7.04, 7.06, 7.07, 7.08 or 7.10 or Article VIII; or

(c)Other Defaults. (i) Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement on its part to be performed or observed and such failure continues unremedied for thirty (30) days after notice thereof from Lender or Lender is notified of such Default or should have been so notified pursuant to the provisions of Section 7.03(a), whichever is earlier; or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above or in the preceding clause (i) of this subsection (c)) contained in any other Loan Document on its part to be performed or observed and such failure continues unremedied beyond any grace or cure period therein provided; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

Cross-Default. Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts with an Approved Swap Counterparty and for which an intercreditor agreement has been executed) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs and after the expiration of all grace and cure periods related thereto, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase,

CREDIT AGREEMENT - Page 52

prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)Judgments. There is entered against Borrower or any Subsidiary, and remains outstanding, (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or
(B)there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(j)Swap Contracts. There shall occur under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract, to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract), or (2) any Termination Event (as so defined) under such Swap Contract, as to which Borrower or any Subsidiary is an Affected Party (as so defined)and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary under such Swap Contract exceeds $1,000,000 and such amounts are not paid by the Borrower within five Business Days of such Termination Event, or (3) the occurrence of any "Triggering Event" as such term is defined in the Intercreditor Agreement; or

(k)	Change of Control. There occurs any Change of Control.

9.02.    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

CREDIT AGREEMENT - Page 53

(a)declare the commitment of Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (other than Indebtedness outstanding under Swap Contracts with an Approved Swap Counterparty and which is subject to an executed intercreditor agreement) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)	exercise all rights and remedies available to it under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid (other than Indebtedness outstanding under Swap Contracts with an Approved Swap Counterparty and which is subject to an executed intercreditor agreement and Treasury Management Agreements) shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Lender.

9.03.    Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Lender (including fees and time charges for attorneys who may be employees of Lender) and amounts payable under Article III) payable to Lender in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to the L/C Issuer (including fees, charges and disbursements of counsel to the the L/C Issuer (including fees and time charges for attorneys who may be employees of Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lender and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, and Obligations related to any Swap Contract with an Approved Swap Counterparty and which is subject to an executed intercreditor agreement or Treasury Management Agreement, and to Lender for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among Lender, the L/C Issuer, and any

CREDIT AGREEMENT - Page 54

Approved Swap Counterparty and any Treasury Management Party, in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;

provided however that notwithstanding anything to the contrary herein or in any other Loan Document, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 9.03.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Treasury Management Agreements and Swap Contracts with an Approved Swap Counterparty and which is subject to an executed intercreditor agreement shall be excluded from the application described above if Lender has not received written notice thereof, together with such supporting documentation as Lender may request, from the applicable Treasury Management Party or Approved Swap Counterparty, as the case may be.

ARTICLE X. MISCELLANEOUS

10.01.    Amendments, Etc. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and Borrower or the applicable Loan Party, as the case may be.

10.02.	Notices; Effectiveness; Electronic Communications.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or delivered by electronic mail to the electronic mail address as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number if to Borrower, Lender or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Lender or Borrower may, in its

CREDIT AGREEMENT - Page 55

discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)Change of Address, Etc. Each of the Borrower, Lender and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)Reliance by Lender and L/C Issuer. L/C Issuer and Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify L/C Issuer, Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

10.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by Lender or the L/C Issuer to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

10.04.	Expenses; INDEMNITY; Damage Waiver.

(a)Costs and Expenses. Borrower shall pay (i) all out of pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Lender or the L/C Issuer (including engineering charges and the fees, charges and disbursements of any counsel for Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

CREDIT AGREEMENT - Page 56

(b)INDEMNIFICATION BY THE BORROWER. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE LENDER, ITS AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE "INDEMNITEES") FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING ATTORNEY COSTS) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) THE COMMITMENT, ANY LOAN OR
(C) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE (IT BEING THE INTENT OF THE PARTIES THAT THE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PARTIES BE COVERED BY THIS PROVISION); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. NO INDEMNITEE SHALL HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). ALL AMOUNTS DUE UNDER THIS SECTION SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THE COMMITMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

(c)WAIVER OF CONSEQUENTIAL DAMAGES, ETC. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE REFERRED TO IN SUBSECTION
(B) ABOVE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS

CREDIT AGREEMENT - Page 57

DISTRIBUTED TO SUCH UNINTENDED RECIPIENTS BY SUCH INDEMNITEE THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OTHER THAN FOR DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

(d)PAYMENTS. ALL AMOUNTS DUE UNDER THIS SECTION 10.04 SHALL BE PAYABLE NOT LATER THAN TEN BUSINESS DAYS AFTER DEMAND THEREFOR.

(e)SURVIVAL. THE AGREEMENTS IN THIS SECTION 10.04 SHALL SURVIVE THE TERMINATION OF THE COMMITMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

10.05.    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the L/C Issuer or Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the L/C Issuer or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06.    Participations and Sales. Lender shall have the right to enter into participation agreement(s) with any other party or parties with respect to the Note and this Agreement upon the prior written consent of Borrower which such consent shall not be unreasonably withheld, conditioned or delayed, which agreement may provide for the granting to such other party or parties of any or all rights of Lender hereunder; provided, however, that Borrower shall provide such notices or consents required by Borrower hereunder only to Lender and not to any participants or partial assignees of Lender. The consent requirement for participations notwithstanding, Lender shall be able to sell its entire interest in the Loan without any requirement to obtain the consent of Borrower.

10.07.    Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement (including without limitation obligations under Swap Contracts) or any other Loan Document to Lender or the L/C Issuer or any of their respective Affiliates, irrespective of whether or not Lender or the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness.

10.08.    Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to Applicable Usury Laws regarding the use, forbearance or detention of the indebtedness evidenced by this Agreement, the Note and the other Loan Documents, whether such Laws are now or hereafter in effect,

CREDIT AGREEMENT - Page 58

including the Laws of the United States of America or any other jurisdiction whose Laws are applicable, and including any subsequent revisions to or judicial interpretations of those Laws, in each case to the extent they are applicable to this Agreement, the Notes and the other Loan Documents (the "Applicable Usury Laws"). Accordingly, if any acceleration of the maturity of the Note or any payment by Borrower or any other Person produces a rate in excess of the Maximum Amount or otherwise results in Borrower or such other Person being deemed to have paid any interest in excess of the Maximum Amount, or if Lender shall for any reason receive any unearned interest in violation of any Applicable Usury Laws, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, regardless of any provision contained in this Agreement or any other Loan Document or other agreement or instrument executed or delivered in connection herewith, the provisions of this Section 10.08 shall govern and control, and neither Borrower nor any other Person shall be obligated to pay, or apply in any manner to, any amount that would be excessive interest. Lender shall never be deemed to have contracted for or be entitled to receive, collect, charge, reserve or apply as interest on any Loan (whether termed interest therein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Maximum Amount, and, in the event that Lender ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied as a partial prepayment of principal and treated hereunder as such, and, if the principal amount of the applicable Loans are paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest contracted for, received, collected, charged reserved, paid or payable, including under any specific contingency, exceeds the Maximum Amount, Borrower and Lender shall, to the maximum extent permitted under applicable law,(a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize and spread the total amount of interest throughout the entire stated term of the Loans so that the interest rate is uniform throughout such term; provided that if the Loans are paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, if any, then Lender shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all Loans made by Lender. As used herein, the term "Maximum Amount" means the maximum nonusurious amount of interest which may be lawfully contracted for, reserved, charged, collected or received by Lender in connection with the indebtedness evidenced by this Agreement, the Note and other Loan Documents under all applicable usury laws.

10.09.    Treasury Management Agreements. No Treasury Management Party that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Lender shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements unless the Lender has received written notice of such Obligations, together with such supporting documentation as the Lender may request, from the applicable Treasury Management Party.

10.10.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

CREDIT AGREEMENT - Page 59

Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender regardless of any investigation made by Lender and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and
(b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13.	Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b)SUBMISSION TO JURISDICTION. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OKLAHOMA SITTING IN OKLAHOMA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN OR NORTHERN DIVISION OF OKLAHOMA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OKLAHOMA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

CREDIT AGREEMENT - Page 60

(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14.    Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15.    USA PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

10.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by Lender are arm's-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Lender, on the other hand, (B) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and
(C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) Lender has no obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the

CREDIT AGREEMENT - Page 61

transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and Lender has no obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17.    Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state Laws based on the Uniform Electronic Transactions Act.

10.18.    Concerning Swap Contracts. The benefit of the Collateral Documents and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Approved Swap Counterparty, on a pro rata basis in respect of any obligations of Borrower or any of its Subsidiaries which arise under any such Swap Contract. No Approved Swap Counterparty shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Contracts.

10.19.    Concerning Treasury Management Agreements. The benefit of the Collateral Documents and the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Treasury Management Party which is a party to a Treasury Management Agreement on a pro rata basis in respect of any obligations of Borrower or any of its Subsidiaries which may arise thereunder. The benefits of this Agreement shall not apply to, and the Collateral Documents shall not secure, the Treasury Management Obligations of any Treasury Management Party that is not the Lender or an Affiliate of Lender under this Agreement. No Treasury Management Party shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Treasury Management Agreement. All Treasury Management Agreements, if any, are independent agreements governed by the written provisions of said Treasury Management Agreement, which remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan or this Agreement, except as otherwise expressly provided in said Treasury Management Agreement. Any payoff statement from Lender relating to this Agreement shall not apply to a Treasury Management Agreement, except as otherwise expressly provided in said payoff statement.

10.20.	Time of the Essence. Time is of the essence of the Loan Documents.

10.21.    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22.    Keepwell. Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under each Loan Document in respect of Swap Obligations (provided,

CREDIT AGREEMENT - Page 62

however, that Borrower shall only be liable under this Section 10.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.22, or otherwise under this Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of Borrower under this Section 10.22 shall remain in full force and effect until all of the Obligations have been fully and finally paid. Borrower intends that this Section 10.22 constitute, and this Section 10.22 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.23.    Savings Clause. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in the Loan Documents, in no event shall any of the Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any of the Loan Documents, or in any communication by Lender or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under the Loan Documents shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) neither Borrower nor any other person or entity now or hereafter liable for the payment of any of the Loan Documents shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Lender, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if any of the Loan Documents has been or would be paid in full by such credit, refunded to Borrower; and (d) the provisions of each of the Loan Documents, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Loan Documents does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of such Loan Documents, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Lender. The terms of this paragraph shall be deemed to be incorporated into each of the other Loan Documents.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Lender hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Lender’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

[This space is left intentionally blank. Signature pages follow.]

CREDIT AGREEMENT - Page 63

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EVOLUTION PETROLEUM CORPORATION

By: /s/
Name: Randy Keys
Title: Chief Executive Officer

CREDIT AGREEMENT - Page 64

MlDFIRST BANK

By:	/s/
Name:	James P. Boggs
Title:	Senior Vice President

By:	/s/
Name:	Suzan Hood
Title:	Assistant Vice President

CREDIT AGREEMENT - Page 65

SCHEDULE 1.01

None

SCHEDULE 1.01, Existing Letters of Credit – Solo Page
1250917.1:613505:02679

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender    Commitment    Applicable Percentage

MidFirst Bank             $50,000,000*            100%

*As of the date hereof, the Borrowing Base is
$10,000,000.00.

TOTAL    $50,000,000.00    100.00000000000%

SCHEDULE 6.06 LITIGATION
1. Lawsuit filed by Borrower against the operator Denbury Onshore, LLC alleging improper charges to the payout account for capital expenditures and costs of capital, failure to adhere to preferential rights to participate in acquisitions within the defined area of mutual interest, breach of promises to assume environmental liabilities and fully indemnify Borrower from such costs and other breaches. Borrower alleges that the defendant’s gross negligence caused environmental damage to the unit. Specifically, Borrower alleges that defendant failed to properly conduct CO2 injection activities. Borrower is seeking declaration of the validity of the 2006 agreements and recovery of damages and attorney’s fees. Defendant has filed counterclaims including the assertion that the Borrower owes Defendant additional revenue interests pursuant to the 2006 agreements. Borrower disagrees with, and is vigorously defending against such counterclaims. This matter is set for trial in April of 2016.

2. On December 3, 2013, our wholly owned subsidiary, NGS Sub Corp., was served with a lawsuit filed in the 8th Judicial District Court of Winn Parish, Louisiana by Cecil M. Brooks and Brandon Hawkins, residents of Louisiana, alleging that in 2006 a former subsidiary of NGS Sub Corp. improperly disposed of water from an off-lease well into a well located on the plaintiffs’ lands in Winn Parish. The plaintiffs requested monetary damages and other relief. NGS Sub Corp. divested its ownership of the property in question along with its ownership of the subsidiary in 2008 to a third party. The district court granted our exception of no right of action and dismissed certain claims against NGS Sub Corp. The plaintiffs subsequently filed an amended petition naming NGS Sub Corp. and the Company as defendants. NGS Sub Corp. and the Company have denied the plaintiffs’ claims. Various pretrial motions filed on behalf of multiple parties were recently decided by the court and discovery is in process. We will continue to vigorously defend all claims by plaintiffs and consider the likelihood of a material loss to the Company in this matter to be remote.

SCHEDULE 6.09 ENVIRONMENTAL MATTERS

None

SCHEDULE 6.13

SUBSIDIARIES
AND OTHER EQUITY INVESTMENTS AND EQUITY INTERESTS IN BORROWER

Part (a) Applicable Subsidiaries.

NGS SUB CORP., a Delaware corporation
NGS TECHNOLOGIES, INC., a Delaware corporation EVOLUTION OPERATING CO. INC., a Texas corporation TERTIAIRE RESOURCES COMPANY, a Texas corporation EVOLUTION PETROLEUM OK, INC., a Texas corporation

Part (b) Other Equity Investments.

See below.

Part (c) Owners of Equity Interests in Borrower.

See below.

SCHEDULE 6.20 EXISTING SWAP CONTRACTS

Contract No.1.:

ISDA (International Swaps and Derivatives Association, Inc.) 2002 Master Agreement dated as of 1/14/2016 by and between Shell Trading and Evolution Petroleum Corporation, including that certain Confirmation letter with a Trade Date of 4/1/2016, dated effective 3/8/2016, with a termination date of 6/30/2016 , and agreeing upon a Fixed Price of $39.90/per Bbl in US Dollars.

Contract 2:

ISDA (International Swaps and Derivatives Association, Inc.) 2002 Master Agreement dated as of 1/14/2016 by and between Shell Trading and Evolution Petroleum Corporation, including that certain Confirmation letter with a Trade Date of 3/9/2016, date effective 4/1/2016, with a termination date of 6/30/2016, and agreeing upon a Fixed Price of $40.10/per Bbl in US Dollars.

SCHEDULE 8.01 EXISTING LIENS

SCHEDULE 8.01, Existing Liens – Page 1
1250917.1:613505:02679

SCHEDULE 8.03 EXISTING INDEBTEDNESS

SCHEDULE 10.02

ADMINISTRATIVE AGENT'S OFFICE, CERTAIN ADDRESSES FOR NOTICES

BORROWER:
Evolution Petroleum Corporation 2500 City West Blvd., Suite 1300
Houston, TX 77042
Attention: Randy Keys Telephone: 713/935-0122
Electronic Mail: RKeys@Evolutionpetroleum.com

With a copy to:

Barry E. McFadden Seyfarth Shaw LLP
700 Milam Street, Suite 1400
Houston, TX 77002
713-238-1884 (direct)

713-821-0690 (fax)
BMcFadden@seyfarth.com

LENDER:

Lender’s Office

MidFirst Bank.
501 N.W. Grand Blvd.
Oklahoma City, Oklahoma 73118 Attention: Mr. James P. Boggs Telephone: 405/767-7115 Telecopier: 405/767-7120
Electronic Mail: james.boggs@midfirst.com Account No.: 1114185
Ref: Evolution Petroleum Corporation ABA# 303087995
With a copy to: Daniel J. Glover
Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
100 North Broadway, Suite 2900 Oklahoma City, OK 73102
405-553-2812 (direct)
405-553--2855 (fax)
dglover@hallestill.com

SCHEDULE 11.02, Certain Addresses for Notices - Solo Page

L/C ISSUER:
Standby Letters of Credit:

MidFirst Bank.
501 N.W. Grand Blvd.
Oklahoma City, Oklahoma 73118 Attention: Mr. James Boggs Telephone: 405/767-7115 Telecopier: 405/767-7120
Electronic Mail: james.boggs@midfirst.com Account No.: 1114185
Ref: Evolution Petroleum Corporation ABA# 303087995
With a copy to: Daniel J. Glover
Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
100 North Broadway, Suite 2900 Oklahoma City, OK 73102
405-553-2812 (direct)
405-553--2855 (fax)
dglover@hallestill.com

SCHEDULE 11.02, Certain Addresses for Notices - Solo Page

EXHIBIT A

FORM OF LOAN NOTICE

Date:    ,

To:    MidFirst Bank Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of April 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Evolution Petroleum Corporation, a Nevada corporation (the "Borrower”) and MidFirst Bank, as Lender and L/C Issuer.

The undersigned hereby requests (select one):

__ A Borrowing of Loans    __ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of one month.

5.	[Deposit to account # at MidFirst Bank ☐

or    Wire funds per the attached instructions    ☐

The Borrowing, if any, requested herein complies with the proviso to the first sentence of Section

2.01	of the Agreement.

    .

By:        ,

By:      Name:      Title:

EXHIBIT B FORM OF NOTE
    , 2016

FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby promises to pay to MIDFIRST BANK, a federally chartered savings association ("Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $10,000,000.00 pursuant to that certain Credit Agreement dated as of April 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Borrower, the Lender and MidFirst Bank, as L/C Issuer.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Agent for the account of the Lender in Dollars in immediately available funds at the Lender's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note entitled to the benefits of the Agreement and is subject to the terms and provisions thereof, including without limitation Section 10.08 thereof, and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor, non-payment, notice of intent to accelerate and notice of acceleration of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

EVOLUTION PETROLEUM CORPORATION

By:      Name:      Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:    ,

To:    MidFirst Bank Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of April 11, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Evolution Petroleum Corporation ("Borrower"), the Lender and MidFirst Bank, as L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.Except, in each case, as set forth on Schedule 3 attached hereto, the representations and warranties of Borrower contained in Article VI of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
    ,    .

EVOLUTION PETROLEUM CORPORATION

By:      Name:      Title:

For the Quarter/Year ended	("Statement Date")

SCHEDULE 2
to the Compliance Certificate ($ in 000's)

**Schedule 2**
**to the Compliance Certificate**
**($ in 000's)**

**Evolution Petroleum Corp. (Acct # 1114185)**

| *Covenant Calculations* | |
|---|---|
| *Prepared by MFB* | **12-Mo.** |
| *($000's)* | **6/30/2016** |
| **7.12 (a) Maximum Total Leverage Ratio** | |
| **Indebtedness** | |
| Line of Credit | - |
| - Funding on LOC | - |
| Availability | - |
| Other Debt | - |
| **Total Debt** | - |
| | |
| **EBITDA Calculation** | |
| Net Income (Loss) | - |
| + Fixed Charges [Interest Expense] | - |
| + Income Tax Expense (Benefit) | - |
| + DD&A | - |
| + Asset Retirement Accretion [Noncash] | - |
| + Stock-Based Compensation [Noncash] | - |
| + Provision for Impairment [Noncash] | - |
| - Unrealized (Gain)Loss on Derivatives | - |
| - (Gain)Loss on Asset Sale | - |
| - Extraordinary (Income)Expense | - |
| **Covenant EBITDA** | - |
| | |
| **Leverage Ratio (Funded Debt to EBITDA)** | - |
| ***Required ≤*** | *4.00* |
| | |
| **7.12 (b) Debt Service Coverage Ratio** | |
| **Debt Service Calculation** | |
| Funding on LOC | - |
| Hypothetical 60-month Amortization | - |
| Trailing 12-month Fixed Charges | - |
| **Debt Service** | - |
| | |
| **Cash Flow Calculation** | |
| Covenant EBITDA | - |
| - Preferred Stock Dividends | - |
| - Common Stock Dividends | - |
| **Cash Flow Available to Service Debt** | - |
| | |
| **Debt Service Coverage Ratio** | - |
| ***Required ≥*** | *1.10* |
| | |
| **7.12 (c) Consolidated Tangible Net Worth** | |
| **Net Worth Calculation** | |
| Preferred Stock | - |
| Common Stock | - |
| Paid In Capital | - |
| Retained Earnings | - |
| - Intangible Assets | - |
| **Consolidated Tangible Net Worth** | - |
| ***Required*** | *40,000* |

EXHIBIT C, Form of Compliance Certificate – Page 4 1250917.1:613505:02679